Exhibit 99.1

News Release	For Immediate Release

TearLab Corporation Reports Q3-12 Financial Results

San Diego, CA —November 13, 2012— TearLab Corporation (NASDAQ:TEAR; TSX:TLB) (“TearLab” or the “Company”) today reported its consolidated financial results for the third quarter ended September 30, 2012.  All dollar amounts are expressed in U.S. currency and results are reported in accordance with United States generally accepted accounting principles.

For the three months ended September 30, 2012, TearLab’s net revenues were $1.2 million, an increase of 264% from $333,000 for the same period in 2011 and up 69% sequentially from $716,000 in the previous quarter.  A total of 92 orders for TearLab systems were booked in the period.  Of those, 77 were through the Company’s access programs, six were direct purchases and nine were purchased outside of the U.S.

The Company’s net loss for the three months ended September 30, 2012 was approximately $4.6 million, or $0.17 per share.  This included approximately $2.0 million, or $0.07 per share, in non-cash expenses related to the revaluation of warrants issued in June 2011 and the issuance of shares for management bonuses.  In last year’s third quarter, there was an approximate $3.3 million, or $0.16 per share, non-cash gain related to the revaluation of the same warrants and debt conversion that resulted in the Company reporting a profit of $1.1 million, or $0.06 per share ($0.05 on a fully diluted basis).

As of September 30, 2012, the Company had $18.4 million in cash.

“Growing doctor interest in our technology and the significant role that it can play in the objective diagnoses and management of Dry Eye Disease drove our strong revenue performance in what is historically a seasonally weaker third quarter in the eye care industry,” said Elias Vamvakas, TearLab's Chief Executive Officer.  “Moving forward, we plan on continuing to execute our marketing strategy focused on medical education and practice integration as we believe this is key to building widespread acceptance and clinical use of the TearLab Osmolarity test.”

Conference Call and Webcast Information

TearLab will hold a conference call to discuss these results today, November 13, at 8:30am Eastern Standard Time at 877-303-1593.  The call will also be broadcast live and archived on TearLab's website at www.tearlab.com under the "webcasts" link in the Investor Relations section. For anyone wishing to listen to a recording of the call via telephone, a replay will be made available as soon as possible after the conclusion of the live call and will remain posted for a period of seven days. To listen to the recording, simply telephone (Toll free) 855-859-2056 or (Toll) 404-537-3406 and enter reservation # 60079371 when prompted.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care.  The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System.  Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about TearLab. Examples of forward-looking statements in this press release include statements regarding future revenues or activations, future success of our “3/15” and “3/24” marketing programs, the future commercial adoption of the TearLab® Osmolarity System and the related impact on our sales. These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements. Actual events or results may differ materially.  Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual and quarterly reports on Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

CONTACTS:

Investors:
Stephen Kilmer
(905) 906-6908
skilmer@tearlab.com

Media:
Leonard Zehr
Managing Director
Kilmer Lucas Inc.
(905) 486-1158
len@kilmerlucas.com

TearLab Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(expressed in U.S. dollars except number of shares)
(Unaudited)
($ 000’s except number of shares and loss per share)

	Three months ended September 30,
	2012	2011

Revenue	$1,211	$333
Cost of goods sold	692	529
Gross profit (loss)	519	(196)
Operating expenses
General and administrative	1,404	894
Clinical , regulatory and research & development	728	287
Sales and marketing	1,756	456
Amortization of intangible assets	304	304
Total operating expenses	4,192	1,941
Loss from operations	(3,673)	(2,137)
Other income (expense)	(914)	3,274
Net gain (loss) and comprehensive gain (loss)	$(4,587)	$1,137
Weighted average shares outstanding - basic	27,703,310	20,414,993
Gain (Loss) per share – basic	$(0.17)	$0.06
Weighted average shares outstanding - diluted	27,703,310	20,777,587
Gain (Loss) per share – diluted	$(0.17)	$0.05

TearLab Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(expressed in U.S. dollars except number of shares)
(Unaudited)
($ 000’s except number of shares and loss per share)

	Nine months ended September 30,
	2012	2011

Revenue	$2,349	$1,625
Cost of goods sold	1,364	1,216
Gross profit	985	409
Operating expenses
General and administrative	3,629	2,742
Clinical , regulatory and research & development	1,624	762
Sales and marketing	3,529	1,330
Amortization of intangible assets	911	911
Total operating expenses	9,693	5,745
Loss from operations	(8,708)	(5,336)
Other expense	(6,952)	—
Net loss and comprehensive loss	$(15,660)	$(5,336)
Weighted average shares outstanding - basic and diluted	24,443,595	16,844,469
Loss per share – basic and diluted	$(0.64)	$(0.32)

TearLab Corp.

CONSOLIDATED BALANCE SHEETS
(expressed in U.S. dollars)
( $ 000’s)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$18,359	$2,807
Accounts receivable, net	719	317
Due from related parties, net	15	4
Inventory, net	1,742	898
Prepaid expenses	181	190
Other current assets	55	35
Total current assets	21,071	4,251

Fixed assets, net	432	199
Patents and trademarks, net	143	164
Intangible assets, net	5,014	5,924
Total assets	$26,660	$10,538
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$463	$218
Accrued liabilities	2,061	1,843
Obligations under warrants	5,909	2,957
Total current liabilities	8,433	5,018

Stockholders’ equity
Capital stock
Preferred Stock, $0.001 par value, 10,000,000 authorized none outstanding	—	—
Common stock, $0.001 par value, 65,000,000 authorized, 28,466,025 and 20,414,993 issued and outstanding at September 30, 2012 and December 31, 2011, respectively	28	20
Additional paid-in capital	421,394	393,035
Accumulated deficit	(403,195)	(387,535)
Total stockholders’ equity	18,227	5,520
Total liabilities and stockholders’ equity	$26,660	$10,538